Exhibit 99.2

QuickLogic Corporation Announces Pricing of $15.5 Million

Public Offering of Common Stock and Warrants

SUNNYVALE, Calif., May 24, 2018 /PR Newswire/—QuickLogic Corporation (NASDAQ:QUIK) (“QuickLogic” or the “Company”), a developer of ultra-low power multi-core voice enabled SoCs, embedded FPGA IP, display bridge and programmable logic solutions, today announced the pricing of its previously announced underwritten public offering of 13,513,510 shares of its common stock and corresponding warrants to purchase up to 5,405,404 shares of its common stock. The shares of common stock and corresponding warrants are being sold in combination, with one warrant to purchase 0.4 of a share of common stock for each share of common stock sold. The warrants will have an exercise price of $1.38 per share of common stock and a term of five years, exercisable upon the date of issuance. The aggregate public offering price for each share of common stock and corresponding warrant is $1.15. All securities to be sold in the offering were offered by the Company.

The Company expects to close the offering on or about May 29, 2018, subject to the satisfaction of customary closing conditions. The gross proceeds from this offering are expected to be approximately $15.5 million, assuming none of the corresponding warrants issued in this offering are exercised. The Company intends to use the net proceeds from the offering for working capital, the development of next generation new products and general corporate purposes. The Company may also use a portion of the net proceeds to acquire and/or license technologies and acquire and/or invest in businesses when the opportunity arises; however, the Company currently has no commitments or agreements and is not involved in any negotiations with respect to any such transactions.

There is no established public trading market for the warrants and the Company does not expect a market to develop. Additionally, the Company does not intend to apply for the listing of the warrants on any national securities exchange or other nationally recognized trading system.

Craig-Hallum Capital Group is acting as the sole book-running manager for the proposed offering. Roth Capital Partners and The Benchmark Company are acting as co-managers for the proposed offering.

A shelf registration statement on Form S-3 (File No. 333-215030) relating to the securities being offered has been declared effective by the Securities and Exchange Commission (“SEC”). This offering may only be made by means of a prospectus supplement and the accompanying prospectus. The preliminary prospectus supplement related to the offering was filed with the SEC on May 23, 2018. The final prospectus supplement and accompanying prospectus will be filed with the SEC and, when available, may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov; or from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by telephone at 612-334-6300, or by email at prospectus@chlm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in this offering. There shall not be any sale of these securities in any state or jurisdiction in which such offering, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) enables OEMs to maximize battery life for highly differentiated, immersive user experiences with Smartphone, Wearable and IoT devices. QuickLogic delivers these benefits through industry leading ultra-low power customer programmable SoC semiconductor solutions, embedded software, and algorithm solutions for always-on voice and sensor processing. The Company’s embedded FPGA initiative also enables SoC designers to easily implement post production changes, and increase revenue by providing hardware programmability to their end customers. For more information about QuickLogic, visit www.quickloqic.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding, but not limited to, the anticipated closing of the offering and the expected uses of the proceeds from the offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, including market conditions and future decisions regarding the Company’s use of cash resources, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

IR Contact:

Moriah Shilton/Kirsten Chapman

(415) 433-3777

ir@quicklogic.com

Company Contact:

Sue Cheung

Chief Financial Officer

(408) 990-4000

scheung@quicklogic.com